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                                                                     EXHIBIT 9.1



                THIRD AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

         THIS THIRD AMENDED AND RESTATED STOCKHOLDERS AGREEMENT (this "Agreement") among FRISBY TECHNOLOGIES, INC., a Delaware corporation (the "Company"), JEFFRY D. FRISBY ("J. Frisby"), GREGORY S. FRISBY ("G. Frisby") (each of J. Frisby and G. Frisby, a "Frisby Stockholder" and, collectively, the "Frisby Stockholders"), MUSI INVESTMENTS S.A., a Luxembourg societe anonyme ("MUSI") and FINPART INTERNATIONAL S.A., a Luxembourg societe anonyme ("Finpart International") (each of the Frisby Stockholders, MUSI and Finpart International, a "Stockholder" and, collectively, the "Stockholders"), is made as of the 19th day of November 2001 for the purpose of amending and restating the Second Amended and Restated Stockholders Agreement among the Company and the Stockholders dated May 30, 2000 (the "Second Amended Agreement") which amended and restated the Amended and Restated Stockholders Agreement dated March 31, 1998 which amended and restated the Stockholders Agreement dated December 29, 1997 (the "Original Agreement").

                                    RECITALS

         A. J. Frisby owns 1,169,643 shares of Common Stock, G. Frisby owns 1,169,643 shares of Common Stock (collectively, the "Founder Shares").

         B. MUSI owns 1,927,123 shares of Common Stock and 687,500 warrants to acquire up to an additional 687,500 shares of Common Stock (the "MUSI Shares"), 500,000 of which were acquired directly from the Frisby Stockholders pursuant to that certain Share Transfer Agreement, dated as of November 19, 2001 between the Frisby Stockholders and MUSI (the "Share Transfer Agreement").

         C. Finpart International owns 1,716,327 shares of Common Stock which it acquired from MUSI (the "Finpart Shares").

         D. The Frisby Stockholders and MUSI wish to amend and restate the Second Amended Agreement to add Finpart International as a Stockholder party hereto, and confirm that the reference to the Stockholders Agreement in the restrictive legend in Section 2.2 is deemed to be a reference to the Original Agreement, as amended and restated from time to time.

         NOW, THEREFORE, the parties hereto agree as follows:

                                 I. DEFINITIONS

                  1.1 Definitions.

                  (a) In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein with initial capital letters:

         "Agreement" means this Agreement, as the same may be amended from time to time.

         "Board of Directors" means the Board of Directors of the Company.


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         "Business Day" means any day except Saturday, Sunday or other day on which commercial banks in the City of New York are authorized by law to close.

         "Commission" means the Securities and Exchange Commission.

         "Common Stock" means the common stock, par value $0.001 per share, of the Company.

         "Director" means a member of the Board of Directors.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Frisby Permitted Transferee" means, with respect to any Frisby Stockholder, (i) any spouse or lineal descendant of such Frisby Stockholder,
(ii) any trust (or equivalent estate planning entity) where all of the beneficial interest is held by such Frisby Stockholder and/or his spouse and/or lineal descendants, or (iii) any other Frisby Stockholder; provided, however, that each such transferee will be a Frisby Permitted Transferee for purposes of this Agreement only if such transferee shall have executed and delivered to each of MUSI, Finpart International and the Company an instrument reasonably satisfactory to MUSI and Finpart International pursuant to which such transferee will have agreed to be bound by all of the terms of this Agreement applicable to its transferor.

         "Public Offering" means any public offering of equity securities of the Company pursuant to an effective registration statement under the Securities Act, other than pursuant to a registration on Form S-4 or Form S-8 or any successor or similar form.

         "Principal Stockholders" means the Stockholders, together with the other holders of Common Stock listed on Annex A hereto.

         "Pro Rata" means, with respect to any offer including Common Stock, an offer based on the relative percentages of Common Stock then held by all of the holders of Common Stock to whom such offer is made.

         "Registration Rights Agreement" means the Amended and Restated Registration Rights Agreement dated as of November 19, 2001 among the Company and certain investors named therein.

         "Rule 144" means Rule 144 under the Securities Act, as such rule may be amended from time to time.

         "Third Party" means a prospective purchaser of the Common Stock in an arm's-length transaction where such purchaser is not the Company, an Affiliate of the Company or an Affiliate of any Stockholder or a Frisby Permitted Transferee.

         "Transferee" means any Person to whom any Stockholder Transfers any Common Stock (other than in a sale pursuant to an effective registration statement or without registration pursuant to Rule 144) in accordance with this Agreement and who agrees to be bound by and to comply with all applicable provisions of this Agreement.

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(b) The parties acknowledge that the Common Stock acquired by MUSI from the
Frisby Stockholders pursuant to the Share Transfer Agreement shall no longer be deemed Founder Shares.

                        II. RIGHTS AND OBLIGATIONS WITH

                               RESPECT TO TRANSFER

         2.1 Transfers. Until December 31, 2002, no Frisby Stockholder may offer, sell, assign, grant a participation in, pledge or otherwise transfer ("Transfer") any interest in any of its Founder Shares without the prior written consent of MUSI and Finpart International, other than (i) to any Frisby Permitted Transferee, (ii) as provided in Articles II or III of this Agreement, or (iii) in sales made pursuant to an effective registration statement or without registration pursuant to Rule 144.

         2.2 Restrictive Legend(a) . (a) Each certificate representing Common Stock owned by any Stockholder will include the following legend (in addition to such legends as may be appropriate under applicable securities laws):

         "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCKHOLDERS AGREEMENT, DATED AS OF DECEMBER 29, 1997, AS FROM TIME TO TIME AMENDED, A COPY OF WHICH MAY BE OBTAINED FROM FRISBY TECHNOLOGIES, INC."

         (b) Each certificate representing Common Stock owned by any Stockholder or any Transferee thereof (other than shares that have been sold pursuant to an effective registration statement under the Securities Act or in accordance with Rule 144 under the Securities Act) will (unless otherwise permitted by the provisions of Section 2.2(c)) include a legend substantially as follows:

         "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM."

         (c) Any Stockholder may, upon providing evidence (which, if required by the Company, may include an opinion of counsel) reasonably satisfactory to the Company that such Common Stock either are not "restricted securities" (as defined in Rule 144) or may be sold pursuant to Rule 144(k), exchange the certificate representing such Common Stock for a new certificate that does not bear a legend relating to restrictions under the securities laws.

         2.3 Third Party Transfers.

         (a) If any Frisby Stockholder desires to Transfer any of its Founder Shares (other than pursuant to a Public Offering) to a Third Party (a "Selling Frisby Stockholder"), such Selling Frisby Stockholder may not effect such Transfer of such Founder Shares (the "Offered


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Stock") to a Third Party (a "Third Party Sale") unless such Frisby Stockholder complies with this Section 2.3.

         (b) Prior to consummating a Third Party Sale, the Selling Frisby Stockholder will deliver to each other Stockholder (the "Non-Offering Stockholders") a written notice (an "ROFO Offer Notice") specifying (i) the aggregate amount of cash consideration (the "Offer Price") for which the Selling Frisby Stockholder proposed to sell the Offered Stock in such proposed Third Party Sale, (ii) the identity and name of the purchaser, and if applicable, such purchaser's ultimate beneficial owner(s), in such Third Party Sale, and (iii) all other material terms of such proposed Third Party Sale. If a Non-Offering Stockholder delivers to the Selling Frisby Stockholder a written notice (an "Acceptance Notice") within 20 Business Days following the delivery of the ROFO Offer Notice (such 20 Business Day period being referred to herein as the "ROFO Acceptance Period") stating that the Non-Offering Stockholder is willing to purchase all of the Offered Stock for the Offer Price and on the other terms set forth in the ROFO Offer Notice, the Selling Frisby Stockholder will sell all (but not less than all) of the Offered Stock to such Non-Offering Stockholder and such Non-Offering Stockholder will purchase such Offered Stock from the Selling Frisby Stockholder, on the terms and subject to the conditions set forth below; provided, however, that if more than one Non-Offering Stockholder so notifies the Selling Frisby Stockholder within the ROFO Acceptance Period that it is willing to purchase all of the Offered Stock for the Offer Price and on the terms set forth in the ROFO Offer Notice, the Offered Stock and the Offer Price will be allocated among such Non-Offered Stockholders (each, a "Purchasing Stockholder") proportionately based upon their respective percentage ownership interest in the Company or as may otherwise be specified by such Purchasing Stockholders.

         (c) The consummation of any purchase of any Offered Stock by a Purchasing Stockholder pursuant to this Section 2.3 (the "ROFO Closing") will occur not earlier than 10 calendar days nor later than 120 calendar days following the delivery of the Acceptance Notice (the intervening period being referred to herein as the "ROFO Closing Period") at the principal executive offices of the Company. At the ROFO Closing, (i) the Selling Frisby Stockholder will deliver to the Purchasing Stockholder one or more certificates evidencing all of the Offered Stock duly endorsed for transfer to the Purchasing Stockholder, together with such other duly executed instruments or documents as may reasonably be required to permit the Purchasing Stockholder to acquire the Offered Stock free and clear of any claims, liens, pledges, options, encumbrances, security interests, commitments and other restrictions of any kind (collectively, "Encumbrances"), except for Encumbrances created by this Agreement, federal or state securities laws, the Purchasing Stockholder or specified in the ROFO Offer Notice and (ii) the Purchasing Stockholder will deliver to the Selling Frisby Stockholder by wire transfer to an account designated by the Selling Frisby Stockholder an amount in immediately available funds equal to the Offer Price. In the event that any Third Party Sale provides that a portion of the Offer Price is to be paid over time, as a condition to the obligation of the Selling Frisby Stockholder to sell the Offered Stock, the Purchasing Stockholder will provide the Selling Frisby Stockholder with suitable collateral as security for such future payment obligations.

         (d) If no Acceptance Notice relating to a proposed Third Party Sale shall have been delivered to the Selling Frisby Stockholder prior to the expiration of the ROFO Acceptance Period, if the Non-Offering Stockholders shall not have delivered to the Selling Frisby Stockholder, prior to the expiration of the ROFO Acceptance Period, written confirmation of the


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Non-Offering Stockholder's intent not to purchase the Offered Shares
("Stockholder Rejection Notice"), or if the ROFO Closing fails to occur prior to the expiration of the ROFO Closing Period (unless the Purchasing Stockholder was ready, willing and able prior to the expiration of the ROFO Closing Period to consummate the transaction to be consummated by the Purchasing Stockholder at the ROFO Closing or the Purchasing Stockholder was not so ready, willing and able to consummate the transaction to be so consummated by the Purchasing Stockholder at the ROFO Closing as a result of the Selling Frisby Stockholder's failure reasonably to cooperate in good faith with the efforts of the Purchasing Stockholder to consummate such transaction), the Selling Frisby Stockholder may consummate the proposed Third Party Sale in accordance with this Section 2.3(d).

         (e) The Selling Frisby Stockholder may consummate a Third Party Sale that it is otherwise entitled to consummate pursuant to Section 2.3(d) only:

                  (i) during the 60 calendar day period immediately following the sooner to occur of (x) the expiration of the ROFO Acceptance Period (in the event that no Acceptance Notice was timely delivered to the Selling Frisby Stockholder), or (y) the Selling Frisby Stockholder's receipt of the Stockholder Rejection Notice from the Non-Offering Stockholder, or the 60 calendar day period immediately following the expiration of the ROFO Closing Period (in the event that an Acceptance Notice was timely delivered to the Selling Frisby Stockholder but the ROFO Closing failed to timely occur);

                  (ii) at a price at least equal to the Offer Price; and

                  (iii) upon non-price terms no less favorable to the Selling Frisby Stockholder than those set forth in the ROFO Offer Notice.

         (f) Founder Shares acquired by a Third Party pursuant to a Third Party Sale shall no longer be subject to the restrictions contained in this Section 2.3.

         2.4 Finpart International Purchase Offers.(a) (a) Until May 30, 2003, in the event Finpart International or any affiliate thereof (in either case, the "Offeror"), offers to purchase shares of Common Stock (including other securities convertible into shares of common stock of the Company) from any of the Principal Stockholders (such shares, the "Original Bid Shares"), Finpart International shall cause the Offeror to offer to purchase a "Proportionate Portion" of the shares of Common Stock held by the other Principal Stockholders (together with the Original Bid Shares, the "Total Bid Shares"). Such offer shall be on the same terms and conditions and at the same price as the offer to purchase the Original Bid Shares. The "Proportionate Portion" shall be determined by reference to the number of shares of Common Stock then held by each Principal Stockholder in relation to the total number of shares of Common Stock held by all Principal Stockholders.

         (b) Finpart International shall cause the Offeror to deliver a notice (the "Notice") to each of the Principal Stockholders stating the Offeror's bona fide offer to purchase the relevant number of Total Bid Shares, the terms of such offer and the scheduled closing date of such purchase.


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         (c) Within ten (10) Business Days after receipt of the Notice to the
Principal Stockholders, each of the Principal Stockholders may elect by written notice delivered to the Offeror to accept the offer for any or all of the shares subject thereto.

         (d) If any Principal Stockholder does not elect to sell all or a portion of its Proportionate Portion of the Total Bid Shares, the Offeror may thereafter purchase from any other Principal Stockholder (at the Offeror's sole discretion) a number of shares of Common Stock not exceeding the number of such unsold Total Bid Shares (i) during the 60 calendar day period immediately following the expiration of the ten day period provided for in paragraph (c),
(ii) at a price at least equal to the price set forth in the Notice, and (iii) on non-price terms no less favorable to the Principal Stockholders than those set forth in the Notice.

         2.5 Improper Transfer.(a) (a) Any attempt to Transfer any Founder Shares not in compliance with this Agreement will be null and void and neither the Company nor any transfer agent of the Company will register, or otherwise recognize in the Company's records, any such improper Transfer. Any cost or loss incurred as a result of any such attempt to transfer shall be borne by the Stockholder who attempted such improper Transfer.

         (b) No Stockholder will enter into any transaction or series of transactions for the purpose or with the effect of, directly or indirectly, denying or impairing the rights or obligations of any Person under this Agreement, and any such transaction will be null and void and, to the extent that such transaction requires any action by the Company, it will not be registered or otherwise recognized in the Company's records or otherwise.

         2.6 Transferees. Except as otherwise specifically provided herein, any and all provisions of this Agreement which apply to the Stockholders will apply with equal force to any Transferee.

                                III. [RESERVED]

                            IV. CERTAIN ARRANGEMENTS

         4.1 Board of Directors. (a) The Stockholders acknowledge and agree that the Board of Directors of the Company will consist of at least seven members, designated as follows: (i) one person designated from time to time by MUSI, (ii) one person designated from time to time by Finpart International, (iii) two persons designated from time to time by the Frisby Stockholders, (iv) two persons as "outside" directors to be designated by mutual agreement of the Company, MUSI and Finpart International, and (iv) the President and Chief Operating Officer of the Company. In the event that the Company appoints an individual to serve as Chief Executive Officer, other than Greg Frisby or another current director, the Board of Directors will be expanded to include such Chief Executive Officer as a director.

         (b) Each of the Stockholders further agrees to vote all the shares of Common Stock with respect to which it has voting rights, and to cause all persons designated by it as Directors to vote (i) in favor of the removal from the Board of Directors, upon notice to the other Stockholders, of any person or persons designated by MUSI, Finpart International or the Frisby Stockholders, as the case may be, and to elect to the unexpired term of each Director so removed another person designated by MUSI, Finpart International or the Frisby Stockholders, as the case


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may be, and (ii) in the event of any vacancy on the Board of Directors by reason of death or resignation, to elect to such unexpired term another person designated in accordance with Section 4.1(a) by the Stockholder that designated the deceased or resigned Director.

         (c) If at any time G. Frisby and J. Frisby collectively own less than 1,000,000 shares of Common Stock, then they shall be entitled to designate only one member to the Company's Board of Directors and at such time as G. Frisby and
J. Frisby collectively own less than 500,000 shares of Common Stock, then they shall no longer be entitled to designate any members to the Company's Board of Directors.

         4.2 Certain Board Actions. The parties agree that without the prior unanimous approval of the Directors designated by MUSI, Finpart International and the Frisby Stockholders, the Company will not:

         (a) dissolve, liquidate, recapitalize or reorganize the Company; or

         (b) commence any case, proceeding or other action relating to bankruptcy or reorganization of the Company.

         4.3 Financial Information. From and after the date hereof, the Company will transmit to each of MUSI and Finpart International copies of all financial information and other information concerning the Company's operations at the same time such financial and other information is given to the Directors. Without limiting the foregoing, the Company will provide each of MUSI and Finpart International by facsimile monthly financial statements and other financial information prepared for management on a regular basis, material business transaction information and such other information concerning the Company as may be reasonably requested by MUSI or Finpart International from time to time. In light of the fact that the information provided pursuant to this Section 4.3 may include material non-public information, each of MUSI or Finpart International agrees that it will hold all information provided pursuant to this Section 4.3 in strict confidence and will not disclose such information until it no longer constitutes material non-public information. Each of MUSI and Finpart International acknowledges that it is required to comply with applicable securities laws which restrict the transfer of Common Stock while it is in possession of any such material non-public information.

                                V. MISCELLANEOUS

         5.1 Headings. The headings in this Agreement are for convenience of reference only and will not control or affect the meaning or construction of any provisions hereof.

         5.2 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement. This Agreement supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement and the Registration Rights Agreement, including, without limitation, the Original Agreement and the Second Amended Agreement. This Agreement is not intended to confer upon any Person other than the parties hereto and thereto any rights or remedies hereunder.


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         5.3 Notices. Any notice, request, instruction or other document required or permitted to be given hereunder by any party hereto to another party hereto will be in writing and will be given to such party at its address set forth in Annex I attached hereto, with, in the case of the Company, a copy sent to Secretary, Frisby Technologies, Inc. at its principal executive offices or, in the case of a Transfer permitted hereunder, to the address of the Transferee specified by it upon notice given in accordance with the terms hereof, or to such other address as the party to whom notice is to be given may provide in a written notice to the party giving such notice, a copy of which written notice will be on file with the Secretary of the Company. Each such notice, request or other communication will be effective (i) if given by certified mail, 72 hours after such communication is deposited in the mails with certified postage prepaid addressed as aforesaid, (ii) one Business Day after being furnished to a nationally recognized overnight courier for next Business Day delivery, and
(iii) on the date sent if sent by electronic facsimile transmission, receipt confirmed.

         5.4 Applicable Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws rules of such state.

         5.5 Severability. The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction will not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of this Agreement, including any such provision, in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder will be enforceable to the fullest extent permitted by law.

         5.6 Reserved.

         5.7 Termination; Termination of Rights. This Agreement may be terminated at any time by an instrument in writing signed by the Company and Stockholders owning at least 90% of the Common Stock owned by all Stockholders. At such time as any Stockholder owns 25% or less of the Common Stock owned by such Stockholder on the date hereof, all of such Stockholder's rights hereunder, including without limitation such Stockholder's rights under Articles II and III, will terminate; provided, however, that all of such Stockholder's obligations hereunder will remain in full force and effect.

         5.8 Successors, Assigns and Transferees. The provisions of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Except as expressly contemplated hereby, neither this Agreement nor any provision hereof will be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and permitted assigns.

         5.9 Amendments; Waivers.(a) (a) No failure or delay on the part of any party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided will be cumulative and not exclusive of any rights or remedies provided by law.


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         (b) Neither this Agreement nor any term or provision hereof may be amended or waived except by an instrument in writing signed, in the case of an amendment or waiver, by the Company and Stockholders owning at least 90% of the Common Stock owned by all Stockholders.

         5.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be an original with the same effect as if the signatures thereto and hereto were upon the same instrument.

         5.11 Remedies. The parties hereby acknowledge that money damages would not be adequate compensation for the damages that a party would suffer by reason of a failure of any other party to perform any of the obligations under this Agreement. Therefore, each party hereto agrees that specific performance is the only appropriate remedy under this Agreement and hereby waives the claim or defense that any other party has an adequate remedy at law.

         5.12 Consent to Jurisdiction. Each of the Stockholders and the Company irrevocably submits to the non-exclusive jurisdiction of any court located in the Borough of Manhattan or the United States Federal Court sitting in the Southern District of New York over any suit, action or proceeding arising out of or relating to this Agreement. Each of the Stockholders and the Company consents to process being served in any such suit, action or proceeding by serving a copy thereof upon the agent for service of process, provided that to the extent lawful and possible, written notice of such service will also be mailed to such Stockholders or the Company, as the case may be. Each of the Stockholders and the Company agrees that such service will be deemed in every respect effective service of process upon such Stockholders or the Company, as the case may be, in any such suit, action or proceeding and will be taken and held to be valid personal service upon such Stockholder or the Company, as the case may be. Nothing in this subsection will affect or limit any right to serve process in any manner permitted by law, to bring proceedings in the courts of any jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction. Each of the Stockholders and the Company waives any right it may have to assert the doctrine of forum non conveniens or to object to venue to the extent any proceeding is brought in accordance with this Section 5.12.

         5.13 Termination of Certain Right. Each of MUSI's and Finpart International's right to designate a Director pursuant to Section 4.1 and its rights under Section 2.3 shall terminate if MUSI or Finpart International, as the case may be, owns, directly or through one of its affiliates, less than 500,000 shares of Common Stock (including any securities which are convertible into Common Stock), and does not, within 45 days thereafter, increase its holdings of Common Stock above 500,000 shares.


     [Remainder of Page Intentionally Left Blank -- Signature Page Follows]


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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                      FRISBY TECHNOLOGIES, INC.


                                      By:   /s/ John L. Ruggiero
                                         ---------------------------------------
                                          Name:  John L. Ruggiero
                                          Title: Chief Financial Officer


                                      STOCKHOLDERS:


                                      /s/ Gregory S. Frisby
                                      ------------------------------------------
                                      Gregory S. Frisby


                                      /s/ Jeffry D. Frisby
                                      ------------------------------------------
                                      Jeffry D. Frisby


                                      MUSI INVESTMENTS S.A.


                                      By: /s/ Luca Bassani Antivari
                                         ---------------------------------------
                                         Name:  Dott. Luca Bassani Antivari
                                         Title: President


                                      FINPART INTERNATIONAL S.A.


                                      By: /s/ Gianluigi Facchini
                                         ---------------------------------------
                                         Name: Gianluigi Facchini
                                         Title:  Managing Director


      [Signature Page to Third Amended and Restated Stockholders Agreement]